Exhibit 99.1

Synchronoss Technologies Reports First Quarter 2023 Results

Net Cash Provided by Operating Activities of $1.3 Million, a $4.0 Million Improvement from Q1 2022

Core Business Continues Upward Trajectory with Twelfth Consecutive Quarter of Double-Digit Cloud Subscriber Growth and Invoiced Cloud Revenue Growth of 11.8% in Q1

Company Reaffirms 2023 Guidance, Provides Update to Strategic Review Process

BRIDGEWATER, NJ - May 9, 2023 - Synchronoss Technologies Inc. (“Synchronoss” or the “Company”) (Nasdaq: SNCR), a global leader and innovator in cloud, messaging, and digital products and platforms, today reported financial results for its first quarter ended March 31, 2023.

Management Commentary
“In the first quarter we continued to build on the growth and momentum of our core Cloud business, which remains the growth engine for our company,” said Jeff Miller, President and CEO of Synchronoss. “Led by our twelfth consecutive quarter of double-digit Cloud subscriber growth, we officially surpassed 10 million subscribers across our global customer base during the period. While this milestone reflects our efforts to date, we believe it represents only a fraction of our potential opportunity within this expanding group. After several major launches over the past few quarters and with work underway for another global Tier One operator scheduled to go live later this year, we expect to continue our double-digit rate of subscriber growth for the foreseeable future.

“At the same time, invoiced Cloud revenue increased nearly 12% year over year in Q1, representing our strongest quarterly performance since introducing this metric. Over the last twelve months we’ve maintained a 9.6% growth rate for this metric, approaching our double-digit subscriber growth. This performance has resulted in improved cash flow generation as well. While the macroeconomic environment remains challenging, we continue to execute according to plan and remain on track to achieve our financial targets for the year, including cash flow positivity in 2023 and a return to GAAP revenue growth in the second half of the year.”

Strategic Review Process Update

During 2022, the Company engaged UBS Securities, LLC as its financial advisor to assist in exploring and evaluating potential strategic transactions involving the Company or certain of its lines of business, all with the objective of maximizing value for the Company’s stockholders.

On March 10, 2023, Synchronoss received an unsolicited, non-binding proposal from B. Riley Financial, to acquire all outstanding shares of common stock for a price of $1.15 per share, payable in cash. B. Riley, together with its affiliates, owns approximately 13.9% of the Company’s outstanding common stock and is the Company’s largest common shareholder. B. Riley also nominated Mr. Martin Bernstein as one of the Company’s directors pursuant to a pre-existing agreement with the Company.

Consistent with its fiduciary duties and in consultation with UBS and its legal advisors, the Company’s Board of Directors, excluding B. Riley’s designee Mr. Bernstein, is continuing to carefully review the B. Riley proposal as well as other potential strategic transactions over the last several weeks to determine the course of action that it believes will maximize value for the Company’s stockholders.

First Quarter and Recent Operational Highlights

•Achieved 11% year-over-year Cloud subscriber growth and exceeded milestone of 10 million global Cloud subscribers. The twelfth consecutive quarter of double-digit subscriber growth has been driven by the continued adoption of the Company’s Personal Cloud product by its customers’ subscribers, including Verizon and AT&T.
•Unveiled next generation Personal Cloud platform at CES. The updated offering includes new and enhanced features as well as other functionality that leverages artificial intelligence and machine learning to ensure data privacy and security while adding capabilities to share files and optimize photos.
•Progressed significantly toward the launch of Synchronoss Personal Cloud with the new Tier One operator in APAC, which is scheduled for the second half of 2023 and is currently generating revenue through professional services. The expanded commercial relationship with the global operator is forecasted to deliver more than $50 million over the term of the relationship.
•Announced a multi-million-dollar Email Suite expansion contract with leading APAC telecom operator. Building on a long-standing relationship spanning over 20 years, the Synchronoss Email Suite now supports over 50 million users for this customer by offering an array of new features to ensure security, data privacy, and an improved user experience.
•Reached milestone of more than 32.5 million RCS-based Messaging subscribers in Japan. The growth has been primarily fueled by recent deployments and partnerships with global service providers like NTT DOCOMO, KDDI and SoftBank.
•Deployed Synchronoss ExpenseNX suite of products to a Tier One operator. The multi-year deal enables this customer to streamline their inventory management, enhance auditing performance, and improve overall workflow efficiencies.
•Recognized as a 2023 ‘Product of the Year’ winner for Synchronoss Personal Cloud from TMC’s Cloud Computing Magazine for the second year in a row.

Key Performance Indicators ("KPIs")
•Cloud subscriber growth of 11% continued the Company’s ongoing performance of year-over-year double-digit subscriber growth. First quarter GAAP Cloud revenue decreased 1.0% year over year as a result of expected deferred revenue run-off and the sunsetting of a legacy cloud offering.
•Invoiced Cloud revenue increased 11.8% year over year to $40.3 million in the first quarter. On a trailing twelve-month basis, invoiced Cloud revenue increased 9.6% from the comparable period. This non-GAAP measure is reconciled within the financial statements below. This KPI is intended to provide greater transparency in the underlying Cloud revenue trends as it is not impacted by changes in deferred and unbilled revenue.
•Quarterly recurring revenue was 86.6% of total revenue, an increase from 81.6% of total revenue in the fourth quarter of 2022 and an increase from 84.9% in the first quarter of last year. The increase in recurring revenue percentage is a direct reflection of the increasing contribution of Cloud revenue to total revenue.

GAAP revenue breakdown by product is included below:

	Q1 2023 vs Q1 2022
(in thousands)	Q1 2023 Revenue	Q1 2022 Revenue	% Increase/ (Decrease)	% of Total Revenue
Cloud	$41,078	$41,501	(1.0)%	71.2%
NetworkX (formerly Digital)	7,145	12,164	(41.3)%	12.4%
Messaging	9,485	12,201	(22.3)%	16.4%
Total	$57,708	$65,866		100.0%

First Quarter 2023 Financial Results:
Results compare 2023 fiscal first quarter end (March 31, 2023) to 2022 fiscal first quarter end (March 31, 2022) unless otherwise indicated.

•Total revenue decreased 12.4% to $57.7 million from $65.9 million in the prior year period. The decline in revenue was a result of expected impact from the sale and product sunsetting of the non-strategic DXP and Activation assets in 2022 ($3.8 million in the prior year), the expected deferred revenue run-off in the current quarter (an additional $3.8 million in the prior year), and temporary slowdowns in purchasing activity.
•Gross profit decreased 10.3% to $30.1 million (52.1% of total revenue) from $33.5 million (50.9% of total revenue) in the prior year period. Gross margins increased as a result of continued expense management, which lowered cost of revenues, research and development, and depreciation and amortization costs. The decrease in gross profit was primarily a result of the previously mentioned changes in deferred revenue, a legacy Cloud product sunsetting, and the sale of the Company’s DXP and Activation assets previously noted.
•(Loss) income from operations was $(3.6) million compared to a loss of $(1.4) million in 2022. The increase in operating loss was a result of the changes in revenue, slightly offset by greater efficiency of R&D resources and other cost-saving initiatives.
•Net loss was $13.4 million, or $(0.15) per share, compared to net loss of $5.6 million, or $(0.07) per share, in the prior year period. The increase in net loss was primarily attributable to the aforementioned changes in revenue.
•Adjusted EBITDA (a non-GAAP metric reconciled below) decreased 28% to $8.4 million (14.5% of total revenue) from $11.6 million (17.6% of total revenue) in the prior year period. The decrease in adjusted EBITDA margin was primarily attributable to the change in revenues as previously outlined, partially offset by expense management.
•Cash and cash equivalents were $15.6 million at March 31, 2023, compared to $21.9 million at December 31, 2022 and $21.7 million at March 31, 2022. Free cash flow was $(4.2) million and adjusted free cash flow was $(0.1) million. The Company did not receive additional tax refunds during the period, leaving its remaining balance due at approximately $28 million, which is expected to be paid out in the coming quarters. Management does not anticipate needing to raise additional capital for the foreseeable future. Additionally, the Company’s existing accounts receivable securitization agreement remained available at the end of the quarter with an undrawn balance.

Financial Commentary
CFO Lou Ferraro added: “Our focus on the core Cloud business and ongoing commitment to cost management resulted in solid progress toward achieving our cash flow targets for 2023. Strategic actions we took over the past year such as transitioning from directly operating datacenters led to a nearly $6 million decrease in total costs and expenses during the first quarter. We expect these cost efficiencies to continue benefiting our bottom-line results throughout 2023 and beyond. In the first quarter we achieved free cash flow of $(4.2) million and adjusted free cash flow of $(0.1) million, which were increases of $3.9 million and $6.0 million, respectively, from the prior year period.

“We also met our revenue expectations for the first quarter, despite moderate impacts from ongoing macroeconomic conditions that are slowing the pace of customer decision making. The Company expects to be cash flow positive in Q2. In the second half of 2023, we are forecasting improved profitability as well as a return to GAAP revenue growth.”

Second Quarter and 2023 Financial Outlook
Compared to the first quarter of 2023, management expects second quarter revenue and adjusted EBITDA to moderately improve. Based on the continued strong performance within the Company’s core Cloud business as well as improvements in operational expense management, Synchronoss is reiterating its expectation to be cash flow positive, on an unadjusted basis, for 2023. The current expectation is to generate cash flow in the single-digit millions for the full year. Additionally, after factoring in anticipated revenue growth and the expiry of certain existing payment obligations as well as other general costs, management expects cash flow generation to significantly improve in 2024.

The Company also expects Cloud subscriber growth to continue at a double-digit rate on a year-over-year basis in 2023.

For the fiscal year ending December 31, 2023, the Company expects GAAP revenue to range between $242.0 million and $255.0 million. The comparable 2022 pro forma GAAP revenue is $240.4 million after adjusting for the deferred revenue run-off and $4.8 million in revenue recognized prior to the sale of the Company’s DXP and Activation assets. The net contribution to GAAP revenue from non-cash deferred revenue is expected to be $7.4 million less in 2023 than it was in 2022, most of which is related to the first half of the year. As a result of these factors, revenue in the second quarter of 2023 is expected to decline moderately year over year on a GAAP basis. The Company expects to return to total revenue growth on a GAAP basis for the second half of the year and in 2024.

The Company expects adjusted EBITDA to range between $44.0 million and $55.0 million in 2023.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is included below under the heading "Non-GAAP Financial Measures." With respect to forward looking statements related to adjusted EBITDA, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K and has not provided a quantitative reconciliation of forecasted adjusted EBITDA to forecasted GAAP net income (loss) attributable to Synchronoss or to forecasted GAAP income (loss) from operations, before taxes, within this earnings release because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, other income, other expense, (provision) benefit for income taxes, depreciation and amortization expense, stock-based compensation expense, restructuring charges, gain (loss) on divestitures, net (loss) income attributable to redeemable noncontrolling interests.

Conference Call
Synchronoss will hold a conference call today, May 9, 2023, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results.

Synchronoss management will host the call, followed by a question-and-answer period.

Registration Link: Click here to register:
https://edge.media-server.com/mmc/p/6o5i5ip3
Please register online at least 10 minutes prior to the start time. Upon registration, the webcast platform will provide dial-in numbers and a unique access code. If you have any difficulty with registration or connecting to the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live and available for replay here:
https://edge.media-server.com/mmc/p/6o5i5ip3 and via the Investor Relations section of Synchronoss' website at www.synchronoss.com.

Non-GAAP Financial Measures
Synchronoss has provided in this release selected financial information that has not been prepared in accordance with GAAP although this non-GAAP financial information is derived from numbers that have been prepared in accordance with GAAP. This information includes historical non-GAAP revenues, adjusted gross profit, adjusted gross margin, adjusted EBITDA, effective tax rate, non-GAAP net income (loss) attributable to Synchronoss, diluted non-GAAP net income (loss) per share, free cash flow, invoiced cloud revenue and adjusted free cash flow (which excludes cash payments and receipts related to non-core business activities). The Company believes that the exclusion of non-routine cash-settled expenses, such as Litigation and Remediation costs (net) and Restructuring costs in the calculation of adjusted free cash flow which do not correlate to the operation of its business, provide for more useful period-to-period comparisons of the Company’s results. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Synchronoss’ ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss’ industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above add back fair value stock-based compensation expense, acquisition-related costs, restructuring, transition and cease-use lease expense, litigation, remediation and refiling costs and depreciation and amortization, interest income, interest expense, loss (gain) on divestitures, other (income) expense, provision (benefit) for income taxes, and net loss (income) attributable to noncontrolling interests, and preferred dividends.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed above. Investors are encouraged to also review the Balance Sheet, Statement of Operations, and Statement of Cash Flow. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.

Forward-Looking Statements
This press release includes statements concerning Synchronoss and its future expectations, plans and prospects that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “believes,” “potential” or “continue” or other similar expressions are intended to identify forward-looking statements. Synchronoss has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, risks relating to the Company’s ability to sustain or increase revenue from its larger customers and generate revenue from new customers, the Company’s expectations regarding expenses and revenue, the sufficiency of the Company’s cash resources, the impact of legal proceedings involving the Company, including the investigations by the Securities and Exchange Commission and the Department of Justice described in the Company’s most recent SEC filings, and other risks and factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which is on file with the SEC and available on the SEC’s website at www.sec.gov. The company does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

About Synchronoss
Synchronoss Technologies (Nasdaq: SNCR) builds software that empowers companies around the world to connect with their subscribers in trusted and meaningful ways. The company’s collection of products helps streamline networks, simplify onboarding, and engage subscribers to unleash new revenue streams, reduce costs and increase speed to market. Hundreds of millions of subscribers trust Synchronoss products to stay in sync with the people, services, and content they love. Learn more at www.synchronoss.com.

Media Relations Contact:
Domenick Cilea
Springboard
dcilea@springboardpr.com

Investor Relations Contact:
Matt Glover and Tom Colton
Gateway Group, Inc.
SNCR@gatewayir.com

-Financial Tables to Follow-

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (In thousands)

	March 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$15,560	$21,921
Accounts receivable, net	48,035	47,024
Operating lease right-of-use assets	20,033	20,863
Goodwill	212,170	210,889
Other assets	95,531	97,375
Total assets	$391,329	$398,072

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$68,103	$66,324
Deferred revenues	15,660	14,183
Debt, non-current	134,977	134,584
Operating lease liabilities, non-current	28,374	29,637
Other liabilities	2,792	4,399
Preferred stock	68,348	68,348
Redeemable noncontrolling interest	12,500	12,500
Stockholders’ equity	60,575	68,097
Total liabilities and stockholders’ equity	$391,329	$398,072

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Net revenues	$57,708	$65,866
Costs and expenses:
Cost of revenues[1]	20,381	24,839
Research and development	14,735	15,791
Selling, general and administrative	18,309	17,897
Restructuring charges	345	685
Depreciation and amortization	7,520	8,034
Total costs and expenses	61,290	67,246
Loss from operations	(3,582)	(1,380)
Interest income	95	92
Interest expense	(3,454)	(3,325)
Other (expense) income, net	(2,931)	1,704
Loss from operations, before taxes	(9,872)	(2,909)
Provision for income taxes	(1,059)	(128)
Net loss	(10,931)	(3,037)
Net income (loss) attributable to redeemable noncontrolling interests	14	(115)
Preferred stock dividend	(2,474)	(2,438)
Net loss attributable to Synchronoss	$(13,391)	$(5,590)

Earnings (loss) per share:
Basic	$(0.15)	$(0.07)
Diluted	$(0.15)	$(0.07)
Weighted-average common shares outstanding:
Basic	86,501	85,866
Diluted	86,501	85,866
_________________________________
1    Cost of revenues excludes depreciation and amortization which are shown separately.

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Three Months Ended March 31,
	2023	2022
Net loss from continuing operations	$(10,931)	$(3,037)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash items	9,673	10,750
Changes in operating assets and liabilities	2,553	(10,406)
Net cash provided by (used in) operating activities	1,295	(2,693)

Investing activities:
Purchases of fixed assets	(876)	(154)
Purchases of intangible assets and capitalized software	(4,594)	(5,245)
Net cash used in investing activities	(5,470)	(5,399)

Net cash used in financing activities	(2,299)	(1,781)
Effect of exchange rate changes on cash	113	96
Net decrease in cash and cash equivalents	(6,361)	(9,777)

Cash and cash equivalents, beginning of period	21,921	31,504
Cash and cash equivalents, end of period	$15,560	$21,727

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Non-GAAP financial measures and reconciliation:
GAAP Revenue	$57,708	$65,866
Less: Cost of revenues	20,381	24,839
Less: Restructuring[1]	92	342
Less: Depreciation and Amortization[2]	7,163	7,161
Gross Profit	30,072	33,524

Add / (Less):
Stock-based compensation expense	224	221
Restructuring, transition and cease-use lease expense	183	1,165
Depreciation and Amortization[2]	7,163	7,161
Adjusted Gross Profit	$37,642	$42,071
Adjusted Gross Margin	65.2%	63.9%
_________________________________
1    Amounts reflected in cost of revenues.
2    Depreciation and Amortization contains a reasonable allocation for expenses associated with cost of revenues.

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
GAAP Net loss attributable to Synchronoss	$(13,391)	$(5,590)
Add / (Less):
Stock-based compensation expense	1,739	1,927
Restructuring, transition and cease-use lease expense	719	2,011
Amortization expense[1]	1,997	2,543
Litigation, remediation and refiling costs, net	1,959	977
Non-GAAP Net (loss) income attributable to Synchronoss	$(6,977)	$1,868

Diluted Non-GAAP Net (loss) income per share	$(0.08)	$0.02

Weighted shares outstanding - Dilutive	86,501	85,866
_________________________________
1    Amortization from acquired intangible assets.

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands)

	Three Months Ended
	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022
Net (loss) income attributable to Synchronoss	$(13,391)	$(15,927)	$(1,278)	$5,327	$(5,590)
Add / (Less):
Stock-based compensation expense	1,739	769	1,801	964	1,927
Restructuring, transition and cease-use lease expense	719	324	557	1,381	2,011
Change in contingent consideration	—	3,638	—	—	—
Litigation, remediation and refiling costs, net	1,959	1,892	88	(1,292)	977
Depreciation and amortization	7,520	7,734	7,726	8,259	8,034
Interest income	(95)	(235)	(20)	(118)	(92)
Interest expense	3,454	3,509	3,463	3,343	3,325
Loss (gain) on sale of DXP Business	—	—	73	(2,622)	—
Other expense (income), net	2,931	6,759	(4,437)	(4,065)	(1,704)
Provision (benefit) for income taxes	1,059	181	1,115	435	128
Net (income) loss attributable to noncontrolling interests	(14)	(56)	66	75	115
Preferred dividend	2,474	2,297	2,298	2,519	2,438
Adjusted EBITDA (non-GAAP)	$8,355	$10,885	$11,452	$14,206	$11,569

	Three Months Ended March 31,
	2023	2022
Net Cash provided by (used in) operating activities	$1,295	$(2,693)
Add / (Less):
Capitalized software	(4,594)	(5,245)
Property and equipment	(876)	(154)
Free Cashflow	(4,175)	(8,092)
Add: Litigation and remediation costs, net	2,826	(797)
Add: Restructuring	1,203	2,791
Adjusted Free Cashflow	$(146)	$(6,098)

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands)

	Three Months Ended March 31,
	2023	2022
GAAP Cloud Revenue	$41,078	$41,501
Increase / (Decrease) Change in Deferred Revenue	(899)	(3,647)
(Increase) / Decrease: Change in Unbilled Receivables & Contract Assets	114	(1,825)
Invoiced Cloud Revenue	$40,293	$36,029

Invoiced Cloud Revenue is defined as GAAP revenue for Cloud disaggregated revenue stream, plus the period change in deferred revenue balance related to the Cloud revenue stream, less the period change in Unbilled Receivables and Contract Assets balance related to the Cloud revenue stream.